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                                                                    EXHIBIT 11.1


                            SEAGATE TECHNOLOGY, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)

                                              Three Months Ended                    Six Months Ended
                                        ----------------------------          ----------------------------
                                        December 31,      January 1,          December 31,      January 1,
                                            1993             1993                 1993             1993
                                        -----------      -----------          -----------      -----------
PRIMARY

Weighted average number of common
  shares outstanding during the period       70,323           66,835               69,577           66,974

Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used
  to purchase treasury stock)                 2,505            2,856                2,480            2,579
                                        -----------      -----------          -----------      -----------
Total shares                                 72,828           69,691               72,057           69,553
                                        ===========      ===========          ===========      ===========
Net Income:
  Amount                                $    42,742      $    63,272          $    78,810      $   122,902
  Per share                             $      0.59      $      0.91          $      1.09      $      1.77

FULLY DILUTED

Weighted average number of common
  shares outstanding during the periods      70,323           66,835               69,577           66,974

Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used to
  purchase treasury stock) and conversion
  of 6-3/4% and 5% convertible
  subordinated debentures                    10,910            9,587               10,209            9,084
                                        -----------      -----------          -----------      -----------
Total shares                                 81,233           76,422               79,786           76,058
                                        ===========      ===========          ===========      ===========
Net Income:
  Amount                                $    42,742      $    63,272          $    78,810      $   122,902
  Add 6-3/4% convertible subordinated
    debentures interest, net of income
    tax effect                                2,810            2,850                5,620            5,719
  Add 5% convertible subordinated
    debentures interest, net of income
    tax effect                                  368               --                  368               --
                                        -----------      -----------          -----------      -----------
Total                                   $    45,920      $    66,122          $    84,798      $   128,621
                                        ===========      ===========          ===========      ===========
  Per share                             $      0.57      $      0.87          $      1.06      $      1.69
                                        ===========      ===========          ===========      ===========




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